Exhibit 10.13

                                  ADDENDUM TO
                              CONSULTING AGREEMENT


This Addendum to Consulting Agreement (the "Addendum") dated as of October 8, 2004 is entered into by and between Y-Tel International, LLC, a Florida limited liability company (hereinafter referred to as the "Company") and Garry McHenry, a sole proprietorship (hereinafter referred to as the "Consultant").


                                    RECITALS

       A. The Company and Consultant are parties to a Consultant Agreement (the "Agreement") dated September 27, 2004.

       B. Due to changes of circumstances the parties hereto desire to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the above premises, the covenants and agreements set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement and agree as follows:

          1. Paragraph 4 of the "Exhibit B Terms of Compensation" is hereby amended and shall read as follows:

                           "4. Upon the close of the Agreement and Plan of Reorganization between the Company and Consolidated Pictures Corp. ("CPC"), the Company shall grant a nonqualified stock option to consultant to purchase 500,000 shares of CPC's common stock at an exercise price of $.55 per share. The options can be exercised at any time after grant and expire at 5:00 p.m. PST September 30, 2007."

Other than as set forth in Paragraph 1 above the remaining terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have executed this Addendum this 8th day of October 2004.


Y-Tel International, LLC                    Garry McHenry


By:                                       By:
       ------------------------              -----------------------------
       Steve Lipman                             Garry McHenry
Its:   President                          Its:  Owner